Exhibit 23.2
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-279570 and 333-287568) of our report dated February 26, 2025, except for the effects of the restatement disclosed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2024 annual report on Form 10-K/A, as to which the date is March 2, 2026, relating to the consolidated financial statements of Core Scientific Inc. (the “Company”) as of December 31, 2024 and for each of the two years in the period ended December 31, 2024, appearing in this Annual Report on Form 10-K.

/s/ Marcum LLP

Costa Mesa, CA
March 2, 2026